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                                                                EXHIBIT 99(d)(3)

   FROM THE BOARD OF DIRECTORS OF NNEWCO-KING, INC.
   To the Stockholders of Spectex Industries, Inc.

   NOTICE IS HEREBY GIVEN that, at a meeting of the Board of Directors of Nnewco-King, Inc., duly held on the ____ day of January, 1997, at which a quorum was present, a resolution, of which the following is a copy, to merge with Spectex Industries Inc. and to assume all of its obligations, was duly adopted:

  "WHEREAS, this Company, Nnewco-King, Inc., is a newly created company, organized under the laws of the State of New York, and owns in excess of 90% of the outstanding shares of Spectex Industries, Inc. ("Spectex"), a publicly held company organized under the laws of the State of New York.

   "WHEREAS, the total outstanding stock of Spectex consists of 4,538,520 shares all of which are of one class, and 4,101,711 shares of which stock are owned by this Company, and this Company now owns at least 90% per centum of the outstanding shares of stock of Spectex, and it is deemed advisable that this Company shall acquire and become and be possessed of all the estate, property rights, privileges and franchises of said ;

     "WHEREAS, the Company together with Spectex has retained the services of the American Capital Group, Inc. and Alfred Simon to advise both companies as to a fair consideration to be paid to the other Public Shareholders of Spectex for their shares.

     "AND WHEREAS Alfred Simon has informed the Boards of Directors of Spectex and the Company that after analysis he believes that $.10 per share is a fair consideration for the stock of the other shareholders.

NOW, THEREFORE, be it

   "RESOLVED, That this Company merge and assume all the obligations of Spectex pursuant to the plan of merger attached hereto and made a part hereof; and be it further

   "RESOLVED, That the terms and conditions of said merger are as described in the attached plan of merger incorporated herein as if fully set forth."

     "Upon the surrender of each share of stock of Spectex not owned by Nnewco-King, the holder thereof shall be paid by this Company the sum of ten cents ($.10) in cash; and be it further

     "Upon the lapse of 30 days from the date of notice of this intent to merge this Company with Spectex being sent to the shareholders of Spectex, the Company will cancel all shares of Spectex and continue to be obligated to make cash payments of as set forth above to the holders of shares of Spectex as and when they notify the Company of their address and entitlement to such
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payment and it is further"

   "RESOLVED, That the President or a Vice-President and the Secretary or Treasurer of this Company be and they hereby are authorized and directed to make and execute in the name and under the seal of this Company a Certificate of Ownership and of the adoption of these resolutions and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of New York; and be it further

   "RESOLVED, That the officers of this Company be and they hereby are empowered and directed to do all and any acts and things whatsoever, whether within the State of New York or elsewhere, which may be in any way requisite or proper for the full and complete accomplishment of said merger, and that prior to the filing of a Certificate of Ownership a copy of these resolutions and notice of the adoption thereof be mailed to each stockholder of record of said ."

     "RESOLVED, that Alfred Simon's suggested merger price of $.10 per share is deemed to be fair consideration; and that said officers are empowered to make all necessary filings with any governmental agencies including the SEC and the NASD.
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   This notice is given pursuant to the requirements of Section 905 of the
Business Corporation Law of the State of New York, and is being mailed to each stockholder of record of December 31, 1996.

   By order of the Board of Directors of Nnewco-King, Inc.

COUNTY OF KINGS
STATE OF NEW YORK  ss:


____________________________, being duly sworn, deposes and says: I am an Assistant Secretary of Nnewco-King, Inc., a corporation organized and existing under the laws of the State of New York. On ______________, ___________ 1997, I mailed to all the stockholders of record of Spectex Industries, Inc. and Nnewco-King, Inc., a copy of the resolution and notice of adoption thereof, hereto annexed marked Exhibit "A", by depositing the same, duly enclosed in securely sealed postage prepaid envelopes, one addressed to each such stockholder at his address as the same appears on the books of in the United States Post Office box.

   Attached hereto, marked Exhibit "B" is a list setting forth the names and addresses of each stockholder of record of Spectex and Nnewco-King, Inc. to whom said resolution and notice was so mailed.